As filed with the Securities and Exchange Commission on June 15, 2009
Registration No. 333-159497

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INTELLIGENT SYSTEMS CORPORATION
(Exact name of Registrant as specified in its charter)

Georgia	3452	58-1964787
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

4355 Shackleford Road
Norcross, Georgia 30093
(770) 381-2900
(Address, including Zip Code, and Telephone Number, including Area Code, of
Registrant’s Principal Executive Offices)

Bonnie L. Herron
Chief Financial Officer
Intelligent Systems Corporation
4355 Shackleford Road
Norcross, Georgia 30093
(770) 381-2900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copy to:
Larry D. Ledbetter, Esq.
Ledbetter Johnson Wanamaker Glass LLP
1175 Peachtree Street, NE
100 Colony Square, Suite 1100
Atlanta, Georgia 30361
(404) 835-9503

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed Maximum	Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate	Amount of
Registered	Registered	Share	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	4,478,971 shares	$0.70	$3,135,279.70 (1)	$174.95 (4)
Rights to purchase Common Stock, par value $0.01 per share	4,478,971 rights (2)	N/A	N/A	$0.00 (3)
Total	—	—	—

(1)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

(2)	Evidencing the rights to subscribe for 4,478,971 shares of common stock, par value $0.01 per share.

(3)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

(4)	Registration fee previously paid.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE
THIS AMENDMENT NO. 2 AMENDS THIS REGISTRATION STATEMENT OF INTELLIGENT SYSTEMS CORPORATION ONLY TO SHOW THAT THE RIGHTS OFFERING IS SUBJECT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, TO ADD THE UNDERTAKINGS REQUIRED BY ITEM 512(a) OF REGULATION S-K, AND TO REMOVE THE UNDERTAKINGS REQUIRED BY ITEM 512(b) OF REGULATION S-K.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$174.95
NYSE Amex Listing Fee	$45,000.00
Subscription Agent Fees and Expenses	$20,000.00
Information Agent Fees and Expenses	$6,500.00
Printing Costs	$6,000.00
Accounting Fees and Expenses	$3,000.00
Legal Fees	$35,000.00
Miscellaneous Expenses	$2,000.00

Total	$117,674.95
Item 14. Indemnification of Directors and Officers.
     The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the articles of incorporation and the bylaws of Intelligent Systems Corporation, a Georgia corporation.
     Georgia Business Corporation Code
     Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) empowers us to indemnify a director (including a former director and including a director who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability arising from official acts, provided the director acted in good faith and reasonably believed that his or her conduct was in our best interests. We may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. Pursuant to Section 14-2-851, we may not indemnify a director in connection with a claim by us or in our right, or if the director is adjudged liable for conduct involving receipt of an improper personal benefit.
     In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any misappropriation of a business opportunity belonging to us, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.
     Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as our director on the merits or otherwise. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC, or it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct provided under Section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to us or for receipt of an improper benefit.
     Section 14-2-857 of the GBCC permits us to indemnify an officer (including a former officer and including an officer who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. We may indemnify an officer who is not a director to a further extent by means of our articles of incorporation, bylaws, board resolutions, or by contract. However, we may not indemnify an officer for liability arising from conduct involving misappropriation of a business opportunity of ours, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of an improper benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.
     Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.
     Articles of Incorporation and Bylaws
     Article Six of our articles of incorporation exculpates our directors from personal liability for money damages to us or our shareholders to the maximum extent permitted by the GBCC, as it may be amended from time to time.
     Article 8 of our bylaws provides that we will indemnify any of our directors who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, including any action or suit by or in the right of the Company (a “Proceeding”) because he or she is or was a director, officer, employee, or agent of the Company, against any judgment, settlement, penalty, fine, or reasonable expenses (including, but not limited to, attorneys’ fees and disbursements, court costs, and expert witness fees) incurred with respect to the Proceeding. The indemnification covers any claim or liability against the person if the person acted in a manner that he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made for: (a) any appropriation by a director, in violation of the director’s duties, of any business opportunity of the corporation; (b) any acts or omissions of a director that involve intentional misconduct or a knowing violation of law; (c) any liability in connection with an unlawful distribution; or (d) any transaction from which the director received an improper personal benefit.
     Article 8 of our bylaws also authorizes our board of directors to cause the Company to provide to officers, employees, and agents of the Company, and of directors, officers, employees and agents of other corporations, partnerships, joint ventures, trusts, employee benefit plans or other companies, all or any part of the right to indemnification permitted for such persons by the GBCC.
     In addition to the foregoing, Article 8 of our bylaws also obligates us to indemnify each of our directors and such of our officers as have been designated by the board of directors to the full extent permitted by action of the board of directors without shareholder approval under the GBCC and other laws of the State of Georgia.
  Indemnification Agreements between Company and Directors and Certain Officers; Insurance Policies
     We have entered into indemnification agreements with our directors and certain officers providing contractual indemnification by us to the maximum extent authorized by law.
     We maintain an insurance policy on behalf of the Company and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of such directors and officers.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.
Item 15. Recent Sales of Unregistered Securities
     There have been no sales of unregistered securities by the Company during the past three years.
Item 16. List of Exhibits.
     The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any propectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is relying on Rule 430B (§230.430B of this chapter):
               (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia on June 15, 2009.

INTELLIGENT SYSTEMS CORPORATION
By:	/s/ J. Leland Strange
J. Leland Strange
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Bonnie L. Herron as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Leland Strange	Chairman of the Board,	June 15, 2009
J. Leland Strange	President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ Bonnie L. Herron	Vice President,	June 15, 2009
Bonnie L. Herron	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ James V. Napier*	Director	June 15, 2009
James V. Napier

/s/ John B. Peatman*	Director	June 15, 2009
John B. Peatman

/s/ Parker H. Petit*	Director	June 15, 2009
Parker H. Petit

*By:	/s/ Bonnie L. Herron
Bonnie L. Herron Attorney-in-Fact